UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 23, 2023
  LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12933	94-2634797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LRCX	The Nasdaq Stock Market
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) Election of Directors
On August 23, 2023, the Board of Directors (the “Board”) of Lam Research Corporation (the “Company”), pursuant to applicable provisions of the Company’s Amended and Restated Bylaws, appointed John M. Dineen, age 60, as director of the Company, effective August 24, 2023. Mr. Dineen’s appointment increased the size of the board to eleven members. Mr. Dineen will join the Audit Committee of the Board, effective November 7, 2023.
Mr. Dineen served as an Operating Advisor at Clayton, Dubilier & Rice LLC, a private equity investment firm, from January 2015 to December 2022. Previously, he served in various senior leadership roles at General Electric Company (GE), a global digital industrial company, from 1986 to 2014, where he managed several key business divisions of GE. Most recently, from 2008 to 2014, he was president and chief executive officer of London-based GE Healthcare, a leading provider of medical imaging, diagnostics, and other health information technology. Before that, he served as president and chief executive officer of GE Transportation from 2005 to 2008. In addition, he served in several international management roles in Asia and Europe during his time at GE.
Mr. Dineen has served as a member of the boards of directors of: Cognizant Technology Solutions Corporation, a professional services company, since April 2017, where he is the chair of the finance and strategy committee and a member of the audit committee and has served as a member of the nominating, governance, and public affairs committee; Syneos Health, Inc., a fully integrated biopharmaceutical solutions company, from December 2018, where he serves as the chair of the board; Carestream Dental LLC, a privately-held provider of digital imaging, software, and practice management solutions for dental practitioners, where he has served as the chair of the board since April 2017; and Healogics, Inc., a privately-held provider of advanced wound care, since June 2015.
Mr. Dineen previously served on the boards of directors of: Merrimack Pharmaceuticals, Inc., a pharmaceutical company specializing in the development of drugs for the treatment of cancer, from June 2015 to October 2019, where he served as the chair of the organization and compensation committee; and Torque Therapeutics, Inc., a privately-held developer of immunotherapies to address cancers, that was since combined with Cogen Immune Medicine and renamed Repertoire Immune Medicines, from January 2016 to December 2019.
Mr. Dineen earned a B.S. degree in computer science and biological sciences from the University of Vermont.
There are no arrangements or understandings between Mr. Dineen and any other persons pursuant to which Mr. Dineen was named director of the Company. Mr. Dineen does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Dineen does not have a direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.
Mr. Dineen will receive compensation for his service as a director consistent with the Company’s current policies for compensation of non-employee directors.
In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Dineen, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as a director. The description of the indemnification agreement with Mr. Dineen is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Quarterly Report on Form 10-Q dated April 24, 2017 as Exhibit 10.1.
On August 24, 2023, the Company issued a press release announcing Mr. Dineen’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release dated August 24, 2023
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 24, 2023		LAM RESEARCH CORPORATION
(Registrant)
		By:	/s/ Ava M. Hahn
Ava M. Hahn
Senior Vice President, Chief Legal Officer